UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Alliance Gaming Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

6601 South Bermuda Road
Las Vegas, Nevada 89119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 6, 2006

To the Stockholders:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Meeting”) of Alliance Gaming Corporation (the “Company” or “Alliance”) will be held at the Company’s principal executive offices, 6601 South Bermuda Road, Las Vegas, Nevada  89119, on Monday, March 6, 2006, at 10:00 a.m., local time, for the following purposes:

1.                To elect two directors to serve until the expiration of their respective terms and until their respective successors are elected and qualify;

2.                To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to change the Company’s name to Bally Technologies, Inc.;

3.                To approve an amendment to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended, to increase the number of shares of Alliance common stock issuable thereunder by           shares;

4.                To ratify the appointment of the firm of Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending June 30, 2006; and

5.                To consider such other matters that may properly be before the meeting.

The Board of Directors has fixed the close of business on January 25, 2006, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment(s) or postponement(s) thereof.

We hope that you are able to attend the Meeting, but, in any event, please sign, date and return promptly the enclosed proxy card in the envelope provided so that your shares of Alliance common stock may be voted at the Meeting.

By Order of the Board of Directors

Mark Lerner
Senior Vice President, General Counsel and Secretary

Las Vegas, Nevada
February    , 2006

ALLIANCE GAMING CORPORATION

PROXY STATEMENT

INTRODUCTION

General

The enclosed proxy is solicited by the Board of Directors of Alliance Gaming Corporation (the “Company” or “Alliance”) on behalf of the Company in connection with the 2005 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 10:00 a.m., local time, at the Company’s principal executive offices, 6601 South Bermuda Road, Las Vegas, Nevada 89119, on Monday, March 6, 2006, and any adjournment(s) or postponement(s) thereof. At the Meeting, stockholders will be asked to vote on the following matters:

1.                To elect two directors to serve until the expiration of their respective terms and until their respective successors are elected and qualify;

2.                To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to change the Company’s name to Bally Technologies, Inc.;

3.                To approve an amendment to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended, to increase the number of shares of Alliance common stock issuable thereunder by            shares;

4.                To ratify the appointment of the firm of Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending June 30, 2006; and

5.                To consider such other matters that may properly be before the meeting.

It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about February 3, 2006.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of shares of the Company’s common stock. In addition to the use of the mail, directors, officers, employees and certain stockholders of the Company, none of whom will receive additional compensation therefor, may solicit proxies on behalf of the Company personally, by telephone or by facsimile transmission. The Company will also employ Innisfree M&A Incorporated to assist in soliciting proxies for a fee of $15,000, plus-out-of pocket expenses.

The Company’s principal executive offices are located at 6601 South Bermuda Road, Las Vegas, Nevada 89119, telephone (702) 270-7600.

Proxies

All shares of common stock represented by the accompanying proxy card, if the proxy card is properly executed and returned, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted to elect the two director nominees named herein for the terms stated herein, to approve the amendment to the Company’s Restated Articles of Incorporation, as amended, to change the Company’s name to Bally Technologies, Inc., to approve the amendment to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended, to increase the number of shares of common stock

issuable thereunder by           shares and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the fiscal year ending June 30, 2006. Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Corporate Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Meeting.

Number of Shares of Common Stock Outstanding and Voting

Only stockholders of record of shares of common stock at the close of business on January 25, 2006, the record date for the Meeting fixed by the Board of Directors, are entitled to vote at the Meeting. On that date, there were           shares of common stock outstanding and entitled to vote at the Meeting, each of which is entitled to one vote per share at the Meeting.

A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the Meeting. Shares of common stock that reflect abstentions are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

“Broker non-votes” are shares of common stock held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. Shares of common stock that reflect “broker non-votes” are treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though the shares of common stock are considered entitled to vote for the purposes of determining a quorum and may be entitled to vote on other matters.

Directors are elected by a plurality, and the two nominees who receive the most votes will be elected.  Abstentions and “broker non-votes” will not be taken into account in determining the outcome of the election.

To be adopted, Proposal 2 must receive the affirmative vote of a majority of the outstanding shares of common stock entitled to vote, and Proposals 3 and 4 must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy at the Meeting and entitled to vote. Abstentions have the effect of negative votes. “Broker non-votes” will not be taken into account in determining the outcome of the adoption of these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 18, 2006, with respect to the beneficial ownership of the Company’s common stock, which constitutes the Company’s only outstanding class of voting securities, by (i) each person who, to the Company’s knowledge, beneficially owned more than 5% of the outstanding common stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the Company’s four other most highly compensated executive officers (collectively, the “Named Executive Officers”) and (iv) all of the Company’s executive officers and directors as a group. Except as indicated, beneficial ownership includes the sole power to vote and to dispose of the securities in question. The mailing address for each of the beneficial owners listed below is c/o Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, unless noted otherwise.

Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Alfred Wilms(1)	3,832,892	(1)	7.35%
Jacques André	363,572	(2)	*
Steve Des Champs	74,180	(3)	*
Anthony DiCesare	272,728	(4)	*
Richard Haddrill	1,152,927	(5)	2.18%
Joel Kirschbaum	2,455,602	(6)	4.63%
Mark Lerner	55,836	(7)	*
Robert Luciano	1,448,313	(8)	2.77%
Robert Miodunski	200,008	(9)	*
Stephen Race	50,000	(10)	*
David Robbins	642,148	(11)	1.22%
Robert L. Saxton	220,004	(12)	*
Kevin Verner	310,000	(13)	*
All executive officers and directors as a group	7,685,066	(14)	13.61%

       *    Less than 1%

      (1) Mr. Wilms’ mailing address is 2, St. Jansvliet, bus 6-2000 Antwerp, Belgium. Information with respect to Mr. Wilms’ beneficial ownership of common stock was taken from Schedule 13D dated January 6, 2004.

      (2) Includes 36,428 shares of common stock owned and 327,144 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (3) Includes 2,000 shares of common stock owned and 72,180 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (4) Represents shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (5) Includes 69,000 shares of common stock owned, 203,930 restricted stock units that are currently vested or will have been vested within 60 days and 879,997 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (6) Includes 1,530,390 shares of common stock owned and 925,212 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (7) Represents shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (8) Includes 1,328,313 shares of common stock owned and 120,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

      (9) Represents shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

(10) Represents shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

(11) Includes 87,144 shares of common stock owned and 555,004 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days. Excludes 10,000 shares of common stock held by a trust for the benefit of Mr. Robbins’ children for which Mr. Robbins does not act as trustee, and for which shares Mr. Robbins has no voting or investment control or pecuniary interest, and therefore disclaims beneficial ownership.

(12) Includes 50,004 shares of common stock owned and 170,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

(13) Includes 10,000 shares of common stock owned and 300,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

(14) Includes 4,327,357 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days.

Proposal No. 1:

ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall consist of no fewer than three nor more than nine directors, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at seven, two of whom will be elected at the Meeting. The Company’s bylaws divide the Board of Directors into three classes as nearly equal in number as possible, with the three-year terms of office of each class ending in different years.

Joel Kirschbaum and Kevin Verner have been nominated to serve as directors for terms of three years each, each to serve until his respective successor has been elected and has qualified. Each nominee has indicated his willingness to serve if elected. Mr. Anthony DiCesare, whose term as a director expires at the Meeting, was not nominated to stand for re-election as a director. As a result, following the Meeting, the Board of Directors will have one vacancy. The Nominating and Corporate Governance Committee is in the process of identifying a well-qualified candidate to fill the vacancy.

Proxies received by the Company in favor of their election will be voted for Messrs. Kirschbaum and Verner. No stockholder nominations for director were received in connection with the Meeting. Although the Company does not anticipate that any nominee will be unavailable for election, in the event of such occurrence, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.

The following table sets forth certain information with respect to the two nominees and each other director of the Company whose term of office does not expire at the Meeting.

Nominees for Director	Age	Director Since	Term Expires
Joel Kirschbaum	54	1994	2005 Annual Meeting of Shareholders
Kevin Verner	47	2001	2005 Annual Meeting of Shareholders

Continuing Directors	Age	Director Since	Term Expires
David Robbins	46	1997	2006 Annual Meeting of Shareholders
Stephen M. Race	56	2005	2006 Annual Meeting of Shareholders
Jacques André	68	1996	2007 Annual Meeting of Shareholders
Richard Haddrill	52	2003	2007 Annual Meeting of Shareholders

The Board of Directors recommends that stockholders vote “for” of Messrs. Kirschbaum and Verner.

Director, Executive Officer and Other Significant Employee Biographies

Richard Haddrill.   Mr. Haddrill, age 52, became a director in April 2003 and, effective October 1, 2004, was appointed Chief Executive Officer of the Company. Prior to becoming Chief Executive Officer of the Company, Mr. Haddrill most recently completed five years as CEO of Manhattan Associates, Inc., a leader in software solutions to the supply chain industry throughout the world. During his tenure at Manhattan, the company expanded its product offerings and market share, more than tripled revenues to almost $200 million and increased its share price more than eight fold. Mr. Haddrill previously served as President and CEO for Powerhouse Technologies, Inc., a successful technology and gaming company from September 1996 until June 1999, when Powerhouse was acquired by Anchor Gaming, a publicly traded gaming company that was acquired by International Gaming Technology Inc. (“IGT”) in 2001. Mr. Haddrill currently serves as Vice Chairman of Manhattan Associates, Inc., and previously served on the board of directors of Danka Business Products, a digital imaging systems products provider and services producer until October 2004, and Outlooksoft, a provider of corporate performance management solutions until June 2005.

David Robbins.   Mr. Robbins, age 46, initially served as a director for the Company from July 1994 to September 1997 and as Chairman of the Board of Directors of the Company from February 1997 to September 1997. In December 1998 he was again elected to the Board of Directors and has since that time served as the Chairman of the Board. Mr. Robbins received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from the New York University School of Law. Mr. Robbins was also licensed as a certified public accountant (inactive status) in the state of New York. From 1984 through 2004, he practiced corporate, securities and real estate law at various law firms, as an associate, partner and of counsel. From 1993 through the present, Mr. Robbins invested in various private equity and other investment opportunities, and since January 1996 has managed funds for private investors, including private investment partnerships that invest in public securities and various private equity investment and real estate partnerships. In addition to serving on the Company’s Board, Mr. Robbins previously served on the board of directors of Medisys, plc, a health care diagnostics company. Mr. Robbins has served as an assistant adjunct professor of law at the Benjamin N. Cardozo Law School, where he taught courses in corporate finance, securities and real estate.

Jacques André.   Mr. André, age 68, became a director in August 1996. Mr. André was a Vice President of A.T. Kearney Executive Search, a global management consulting firm from October 2002 until February 2005. Mr. André was a partner with Ray & Berndtson, Inc. an international executive search firm, from 1975 until 2002.

Anthony DiCesare.   Mr. DiCesare, age 43, became a director in July 1994. Mr. DiCesare was employed by Kirkland Investment Corporation (“KIC”), which was the sole general partner of Kirkland-Ft. Worth Investment Partners, L.P., an investment partnership, from April 1991 to July 1994. Mr. DiCesare served as Executive Vice President—Development of the Company from July 1994 through June 1997. He has been a personal investor since 1997.

Joel Kirschbaum.   Mr. Kirschbaum, age 54, became a director in July 1994 and served as Chairman of the Board of Directors of the Company from July 1994 to March 1995. Mr. Kirschbaum is the sole stockholder, director and officer of KIC. Previously, he worked at Goldman, Sachs & Co. for 13 years, during the last six of which he was a General Partner.

Stephen Race.   Mr. Race, age 56, became a director in June 2005. From 1999 to 2004, Mr. Race worked with a variety of private equity groups analyzing leveraged buyout opportunities in consumer branded goods and services, and with venture capital groups on financial restructuring of selected portfolio companies, often serving as acting chief executive officer. Mr. Race also served as interim CEO to restructure and sell a troubled dot com. From 1995 to 1998, Mr. Race served as CEO of Microprose, Inc., a NASDAQ video game company. From 1993 to 1995, Mr. Race served as President of the division of

SONY Computer Entertainment responsible for development and launch of the PlayStation video game. Prior to that time, Mr. Race provided a broad range of management counsel primarily in the areas of marketing, strategic planning, mergers and acquisitions, and new business development. In 1990, Mr. Race served as General Manager of Reebok at the time of introduction and launch of the “PUMP” athletic footwear technology. Mr. Race also previously served as Chairman and CEO of Homestar International, Executive Vice President and one of the founders of Worlds of Wonder, Inc., and as Vice President of Marketing and Communications, International Division, of Atari, Inc. Mr. Race holds degrees in economics and energy management from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Finance and Commerce.

Kevin Verner.   Mr. Verner, age 47, became a director in April 2001. From 1997 to 2000, Mr. Verner held various positions with WMS Industries, Inc., and WMS Gaming, the last of which was Chief Operating Officer. Prior to his employment at WMS, Mr. Verner was Vice President of New Business Development at R.J. Reynolds Tobacco Co., where he held various marketing and senior management positions for sixteen years. Mr. Verner is currently a consultant and provides interim management to early-stage companies to include financial planning, securing of seed funding, management recruitment and development of operating budgets and pro forma financial projections. Mr. Verner is also a CEO advisor for Chicago venture fund Alpha Capital Fund III and provides consultation on enterprise valuation and due diligence for consumer products investments.

Steven Des Champs.   Mr. Des Champs, age 40, was appointed Chief Financial Officer in March 2005, succeeding Mr. Robert Saxton in this position. Mr. Des Champs re-joined the Company in February 2000 as Vice President—Finance, was promoted to Chief Accounting Officer in August 2000 and Senior Vice President in October 2002. The Company previously employed Mr. Des Champs in the capacity of Director of Finance from October 1995 to November 1998. From December 1998 to January 2000, Mr. Des Champs was the Chief Financial Officer for PDS Financial, a provider of lease financing for the gaming industry.

Mark Lerner.   Mr. Lerner, age 56, joined the Company in December 1996 as Assistant General Counsel. A former deputy attorney general for the Nevada Gaming Commission and State of Nevada Gaming Control Board, Mr. Lerner has been practicing law since 1980. Before joining Alliance he was general counsel to Becker Gaming, Inc., a Las Vegas gaming company. From 1987 to 1994, Mr. Lerner practiced law at Jones, Jones, Close & Brown (now Jones Vargas), a prominent Las Vegas commercial and litigation law firm.

Mark Lipparelli.   Mr. Lipparelli, age 40, joined the Company as Executive Vice President of Bally Systems in 2002. Mr. Lipparelli currently serves as Executive Vice President of Operations, a position he assumed in March 2005. As head of Operations, he oversees Manufacturing, Product Compliance, Human Resources and Information Systems. Previously, Mr. Lipparelli served as Executive Vice President and then President of Shuffle Master, Inc., a gaming supply company. Prior to joining Shuffle Master, Mr. Lipparelli was Chief Financial Officer of Camco, Inc., a retail chain holding company in Las Vegas. From 1998 to 2000, he was Senior Vice President of Entertainment Systems for Bally Gaming and Systems. Mr. Lipparelli also previously served as Vice President of Finance for Casino Data Systems and worked for the Nevada State Gaming Control Board from 1988 to 1993.

Robert Luciano.   Mr. Luciano, age 47, joined the Company in March 2004 as Chief Technology Officer in connection with the Company’s acquisition of Sierra Design Group, Inc. (“SDG”). Mr. Luciano founded SDG in 1996 as a research, development and consulting company focusing on the gaming industry. Prior to founding SDG, Luciano was employed by IGT in the position of Vice President of Advanced Engineering. Prior to joining IGT, Mr. Luciano held several engineering positions with a variety of companies including Soabar, a division of Avery International, and Mobil Oil Corporation.

Robert Miodunski.   Mr. Miodunski, age 54, joined the Company in March 1994 and served as, among other things, a director beginning in February 2000 and Chief Executive Officer beginning in April 2001 until he resigned from both positions effective September 30, 2004. Commencing January 1, 2005, Mr. Miodunski began serving as a consultant to the Company. From January 1991 to March 1994, Mr. Miodunski was President of Mulholland-Harper Company, a sign manufacturing and service company. From 1984 through 1990, Mr. Miodunski held various positions with Federal Signal Company, the last of which was Vice President and General Manager of the Midwest Region of the Sign Group. Mr. Miodunski was elected to Alliance’s Board of Directors in February 2000.

Robert Saxton.   Mr. Saxton, age 52, joined the Company in July 1982 as Corporate Controller. Mr. Saxton became a Vice President of United Coin in 1987 and was elected Vice President—Casino Operations of Alliance Gaming in December 1993, and Senior Vice President—Casino Group in June 1996. In March 2000, Mr. Saxton was appointed Chief Financial Officer and Treasurer of the Company, and in December 2003 was promoted to Executive Vice President. In March 2005, Mr. Saxton was appointed Executive Vice President of Bally Gaming. In this capacity, Mr. Saxton is responsible for the daily management of Gaming Operations, Customer Service, and Domestic & International Sales in the Games Division of Bally Gaming, Inc. He continues to serve as Treasurer of the Company and since 1994 has served as President of Rainbow Casino located in Vicksburg, Mississippi.

Ramesh Srinivasan.   Mr. Srinivasan, age 45, joined the Company in March 2005 as Executive Vice President of Bally Systems. From 1998-2005, Mr. Srinivasan was an Executive Vice President, Senior Vice President and Vice President for Manhattan Associates, and brings a strong blend of technical and customer experiences to the Company. Mr. Srinivasan is responsible for system sales, services and product development.

BOARD OF DIRECTORS

During the fiscal year ended June 30, 2005, the Board of Directors held 13 meetings. Each director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and of all committees on which such person served during the fiscal year ended June 30, 2005. Six directors attended the Company’s 2004 Annual Meeting of Stockholders.

The Company’s corporate governance guidelines require the non-management directors to hold regularly scheduled executive sessions without management present, as required by Section 303A.03 of the New York Stock Exchange (the “NYSE”) listing standards. The Board of Directors has designated that the Chairman of the Board shall serve as presiding director of executive sessions of non-management directors, unless the Chairman is a member of management, in which case the non-management directors will select the presiding director. The Chairman, Mr. Robbins, a non-management director, currently serves as the presiding director.

Director Independence

As part of its Corporate Governance Guidelines, the Board of Directors has adopted Independence Guidelines, which are attached to this Proxy Statement as Appendix A. The Board of Directors has affirmatively determined that Messrs. André, Race, Robbins and Verner are independent under Section 303A.02 of the NYSE listing standards and the Company’s Independence Standards. No material relationships exist between any independent director and the Company that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, that would prevent a director from being independent. None of the Company’s independent directors has any relationship that violates these tests.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Audit Committee.   The Audit Committee of the Board of Directors is comprised of Messrs. André, Race, Robbins and Verner. The composition of the Audit Committee was changed as of October 27, 2004, to comply with the corporate governance requirements of the NYSE with respect to the independence, financial literacy and financial expertise of Audit Committee members. The Audit Committee, among other things, reviews and engages or re-engages an independent accounting firm to audit the Company’s financial statements for the then-current fiscal year; reviews and determines the policies and procedures of the Company and management in maintaining the Company’s books and records and furnishing information necessary to the independent auditors; reviews and determines the adequacy and implementation of the Company’s internal controls, including the internal audit function and the adequacy and competency of the related personnel; and reviews and determines such other matters relating to the Company’s financial affairs and accounts as the Audit Committee may in its discretion deem desirable.

The Audit Committee is governed by a charter adopted by the Board of Directors. The charter is attached to this Proxy Statement as Appendix B, and is available on the Company’s web site at www.alliancegaming.com by following the links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Additional Information.”  The Board of Directors has affirmatively determined that Messrs. André, Race, Robbins and Verner are independent as defined in Section 303A.02 of the NYSE listing standards, and are financially literate, as required by Section 303A.07(a) of the NYSE listing standards, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has determined that

Mr. Robbins is an audit committee financial expert, as required by Item 401(h) of Regulation S-K. The Board of Directors made this determination based on Mr. Robbins’ qualifications and business experience, as briefly described above under “Director, Executive Officer and Other Significant Employee Biographies.”  The Audit Committee met eleven times during the fiscal year ended June 30, 2005.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee of the Board of Directors is comprised of Messrs. André, Robbins and Verner. The composition of the Nominating and Corporate Governance Committee was changed as of October 27, 2004, to comply with the corporate governance requirements of the NYSE with respect to the independence of Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee, among other things, makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as directors; aids in attracting qualified candidates to serve on the Board of Directors; and monitors and oversees the functions and operations of the committees of the Board of Directors.

The Nominating and Corporate Governance Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s web site at www.alliancegaming.com by following the links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Additional Information.”  The Board of Directors has affirmatively determined that Messrs. André, Robbins and Verner are independent as defined in Section 303A.02 of the NYSE listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year ended June 30, 2005.

Compensation Committee.   The Compensation Committee of the Board of Directors is comprised of Messrs. André, Robbins and Verner. The composition of the Compensation  Committee was changed as of October 27, 2004, to comply with the corporate governance requirements of the NYSE with respect to the independence of Compensation Committee members. The Compensation Committee, among other things, reviews and approves the Company’s executive compensation philosophy; approves all executive compensation plans and structures; approves annual and long-term incentive performance metrics, as well as payouts thereunder; approves compensation for the Company’s executive compensation, as well as senior management of the Company’s subsidiaries; and approves bonus criteria and incentives, including stock options and payouts for employee-directors.

The Compensation Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s web site at www.alliancegaming.com by following the links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Additional Information.”  The Board of Directors has affirmatively determined that Messrs. André, Robbins and Verner are independent as defined in Section 303A.02 of the NYSE’s listing standards. The Compensation Committee met eight times during the fiscal year ended June 30, 2005.

Directors’ Compensation

Arrangements with Directors.   Directors of the Company who are also employees are generally not separately compensated for their services as directors. Except as set forth below under “—Other Arrangements” with respect to Messrs. Robbins and Kirschbaum, and excluding Mr. DiCesare, each non-management director receives $50,000 per year plus $5,000 per year for each committee on which each non-management director serves, except that the chairman of each committee receives $10,000 for such committee service. Each new non-employee director receives a grant of options to purchase 50,000 shares of common stock upon appointment to the Board of Directors as well. Additionally, on June 13, 2005, each director received a fully vested option to purchase 35,000 shares of common stock at an exercise price of $14.77 per share. However, the shares of common stock underlying the options granted to directors on June 13, 2005, are restricted and may not be sold before January 1, 2007. All options granted to directors of the Company remain outstanding for the full term, whether or not the director continues to be a director of the Company, unless the director resigns or is removed as a director before the expiration of the term the director is serving at the time of the grant, in which event the options expire 60 days after resignation or removal. Directors are also reimbursed for their reasonable out-of-pocket expenses incurred on Company business. The Company may grant both employee and non-employee directors additional cash compensation and options as time commitments, responsibilities and other circumstances may warrant.

Director’s Share Ownership Guidelines.   The Board adopted a formal share ownership policy and guidelines for non-management directors on October 26, 2004. The guidelines specify that each non-management director shall acquire and hold common stock valued at twice the annual base compensation paid to the director at the time of the director’s appointment or election to the board. The policy further provides that purchases under the policy be made within three years of the director’s appointment, election or adoption date of the policy with the director holding at least that amount of stock during the director’s tenure.

On January 8, 2004, each director was granted options to purchase 195,000 shares of common stock at an exercise price of $24.65 per share. As described below under “Executive Compensation—Acceleration of Option Vesting,” effective June 13, 2005, the Board of Directors approved a resolution accelerating the vesting and exerciseability of all outstanding, unvested options, including options granted to directors on January 8, 2004. All performance-based vesting criteria were also eliminated with respect to such options. Directors may not sell any of the shares of stock acquired upon exercise of these options before January 8, 2008.

Other Arrangements.   Effective July 1, 2004, the Company entered into an agreement with Mr. Robbins in which he agreed to serve as the Chairman of the Board of Directors and as a member of the Office of the Chairman for a period of three and one-half years. Pursuant to this agreement Mr. Robbins receives total fees of $325,000 per year for such services.

Effective July 1, 2004, the Company entered into an agreement with Mr. Kirschbaum in which he agreed to serve as a member of the Office of the Chairman for a period of three and one-half years. Pursuant to this agreement Mr. Kirschbaum receives fees of $100,000 per year for such services.

Mr. Kirschbaum is also the sole stockholder, director and officer of KIC, which, effective July 1, 2004, was party to an Advisory Services Agreement with the Company which calls for the Company to pay KIC $600,000 annually for advisory and related services for a period of three and one-half years.

Mr. DiCesare and Mr. Kirschbaum were each parties to former employment agreements that expired in June 30, 2004, but for which additional payments were made in December 2004 as described below under “Executive Compensation—Certain Relationships and Related Transactions.”

Director Nomination Process

The Nominating and Corporate Governance Committee, with the assistance of a third party search firm, identifies candidates for director nominees. The Nominating and Corporate Governance Committee will consider a number of factors, including the following criteria in identifying, evaluating and recommending director nominees to the Board of Directors:  the candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; the candidate’s current knowledge and contacts in the communities in which the Company does business and in the gaming industry and other industries relevant to the Company’s business; the candidate’s ability and willingness to commit adequate time to matters of the Board of Directors and committees; the fit of the candidate’s skills and personality with those of other directors and potential directors in building forming an effective, collegial and responsive Board of Directors; and the overall diversity of viewpoints, background, experience and other demographics of the Board of Directors. Pursuant to the Company’s Bylaws, the Company’s Nominating and Corporate Governance Committee will also consider stockholder nominations of candidates for director, assuming the satisfaction of certain requirements, as set forth under “Stockholder Proposals and Nominations for Director—Stockholder Nominations for Director.”

Communication with the Board of Directors

Interested parties may communicate directly with individual directors, or the Board of Directors as a group, as well as the presiding director of executive sessions of non-management directors, or with non-management directors as a group, by writing to Board of Directors, Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, or by email to boardofdirectors@alliancegaming.com, indicating to whose attention the communication should be directed. All communications will be received and processed by the Company’s legal department. Unless indicated otherwise, communications about accounting, internal controls and audits will be referred to the Audit Committee and all other communications will be referred to the Chairman of the Board of Directors. You may communicate anonymously if you wish.

Individuals may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Confidential, anonymous reports may be made:

1.                By Company employees pursuant to the Company’s Values Line hotline; or

2.                By all other individuals by either (i) writing to the Chair of the Audit Committee, Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, in an envelope marked confidential; or (ii) sending an email to boardofdirectors@alliancegaming.com with a reference to “confidential accounting related matters” in the subject line.

Proposal No. 2:

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF
INCORPORATION, AS AMENDED TO CHANGE THE COMPANY’S NAME

On November 30, 2005, the Board of Directors adopted a proposed amendment to the Company’s Restated Articles of Incorporation, as amended (the “Articles”) to change the Company’s name from Alliance Gaming Corporation to Bally Technologies, Inc. The proposed amendment is subject to approval by the stockholders at the Meeting and certain regulatory notifications.

The Company is proposing to change its name to accurately reflect the Company’s focus and long-term strategic plan. The Bally Technologies, Inc., name capitalizes on both the powerful Bally brand as well as the Company’s focus on technology and innovation. The name also emphasizes the Company’s progress from the combination of the resources and products of the various technology assets acquired over the past several years.

Voting and other rights that accompany the Company’s common stock will not be affected by the change of the Company’s corporate name. All outstanding stock certificates representing common stock issued prior to the effective date of the change in corporate name will continue to represent the Company’s common stock, remain authentic and will not be required to be returned to the Company or the Company’s transfer agent for re-issuance. New stock certificates issued upon the transfer of shares of common stock after the change in corporate name will bear the new corporate name, Bally Technologies, Inc. The Company’s trading symbol, ‘AGI,’ will also change to ‘BYI’ as a result of the change in corporate name.

The Board of Directors has reserved the right, in the exercise of its discretion, to withdraw this Proposal No. 2 from consideration by stockholders of the Company prior to the holding of the Meeting.

The Board of Directors recommends that stockholders vote “for” the amendment to the Articles to change the Company’s name.

If the proposed amendment to the Articles, as outlined above, is approved by the stockholders, the Board of Directors will cause an Amendment to the Articles reflecting the amendment adopted to be filed with the Secretary of State of Nevada, and such Amendment will be effective upon such filing.

Proposal No. 3:

APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED
2001 LONG TERM INCENTIVE PLAN, AS AMENDED

On January 11, 2006, the Board of Directors adopted a proposed amendment to the Company’s Amended and Restated 2001 Long Term Incentive Plan, as amended (the “Amended and Restated Plan”), to increase the number of shares of common stock authorized for issuance upon the exercise of any stock options, stock appreciation rights (“SARs”), restricted stock or restricted stock units granted thereunder by           shares. The proposed amendment is subject to approval by the stockholders at the Meeting.

The principal features of the Amended and Restated Plan are summarized below and are qualified in their entirety by reference to the full text of the Amended and Restated Plan. Copies of the Amended and Restated Plan will be available at the Meeting, or upon written request to the Company, as set forth under “Additional Information.”

Amendment to the Amended and Restated Plan

The amendment to the Amended and Restated Plan will increase the aggregate number of shares of common stock authorized for issuance under the Amended and Restated Plan from 10,000,000 to           , subject to antidilution adjustment. The additional shares of common stock will be issuable in connection with each type of award authorized to be granted pursuant to the Amended and Restated Plan. This increase is proposed to provide sufficient shares of common stock to cover new award grants to enable the Company to attract, retain and motivate directors, employees and designated paid consultants, as defined below, by providing for or increasing their economic interests in the success of the Company.

Summary of the Amended and Restated Plan

Purpose of the Amended and Restated Plan.   The Amended and Restated Plan is intended to encourage ownership of common stock by directors, employees and designated paid consultants of the Company and its subsidiaries to increase their economic interest in the success of the Company.

Administration.   The Amended and Restated Plan is administered by the Board of Directors or, if the Board so determines, by the Compensation Committee or other committee established by the Board for this purpose (such committee administering the Amended and Restated Plan, the “Committee”, and collectively with the Board of Directors, the “Administering Body”). However, except as otherwise provided below and unless the Board of Directors expressly determines otherwise, in the case of awards granted to directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Committee has exclusive responsibility for and authority to administer the Amended and Restated Plan. The Committee has all of the powers and duties set forth in the Amended and Restated Plan, as well as such additional powers and duties delegated thereto by the Board of Directors. Subject to the foregoing and as provided for in the Amended and Restated Plan, the Administering Body will have plenary authority, in its sole discretion, to make all determinations it deems necessary or advisable for the administration of the Amended and Restated Plan. The Committee must at all times consist of at least two members of the Board of Directors and must be constituted such that, if possible, the Amended and Restated Plan complies with Rule 16b-3 promulgated under the Exchange Act or any successor rule, and section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the Board of Directors retains the right to (i) determine whether the shares of common stock reserved for issuance upon the exercise of options, SARs or as restricted stock awarded under the Amended and Restated Plan shall be issued shares or unissued shares, (ii) appoint the members of the Committee and (iii) terminate or amend the Amended and Restated Plan, subject to stockholder approval, as required.

Number of Shares.   The number of shares of common stock available for issuance with respect to awards granted under the Amended and Restated Plan is limited to 10,000,000 shares of the common stock. If the proposed amendment is approved,           shares of common stock will be available for issuance with respect to awards granted under the Amended and Restated Plan. Individual grantees may not receive awards of options and/or SARs with more than 600,000 shares of common stock underlying such awards in any fiscal year.

The shares of common stock reserved for issuance pursuant to the Amended and Restated Plan may consist either of authorized but unissued shares of common stock or of previously issued shares of common stock which have been reacquired by the Company. If any portion of any award granted under the Amended and Restated Plan expires, terminates or is canceled or forfeited for any reason, the shares of common stock subject to such portion of the award may again be made available for award grants under the Amended and Restated Plan.

Options.   Two types of stock options are authorized to be granted under the Amended and Restated Plan, options that qualify as incentive stock options pursuant to section 422 of the Code (“Incentive Stock Options”), and options that do not qualify as Incentive Stock Options (“Nonstatutory Stock Options”). To the extent that the aggregate fair market value of the common stock, determined as of the date of grant, underlying any Incentive Stock Options granted pursuant to any Company plans that first become exercisable during a calendar year with respect to an individual grantee exceeds $100,000, such stock options shall be treated as Nonstatutory Stock Options.

The exercise price with respect to a stock option may not be less than the fair market value of a share of common stock on the date of grant, as determined pursuant to the Amended and Restated Plan. However, if an employee beneficially owns common stock representing more than 10% of the total combined voting power of all classes of capital stock of the Company or of any of its subsidiaries at the time an Incentive Stock Option is granted, then the exercise price with respect to such Incentive Stock Options must be at least 110% of the fair market value of a share of common stock on the date of grant. In no event may an Incentive Stock Option be exercisable more than ten years from the date of grant; however, an Incentive Stock Option granted to an employee with an exercise price required to be at least 110% of the fair market value of a share of common stock on the date of grant may not be exercisable for more than five years from the date of grant.

The exercise price may be paid in cash or in shares of any class of issued and outstanding capital stock of the Company held for more than six months by the option holder, or a combination thereof. If any portion of the exercise price is paid in shares of capital stock of the Company, such shares shall be valued at their then fair market value, as determined in accordance with the Amended and Restated Plan. The Board of Directors or the Committee may also permit grantees to exercise their options pursuant to a cashless exercise, by simultaneously exercising options and selling a certain number of the shares of the common stock issued in connection with such exercise to cover the aggregate exercise price with respect thereto.

Restricted Stock.   The Administering Body may place such restrictions as it deems appropriate on any shares of restricted stock awarded under the Amended and Restated Plan. In general, the restricted stock will vest proportionately in equal installments over a period of at least three years from the date of grant, subject to continued service during the period of restriction by the recipient as a director, employee or paid consultant of the Company or any of its subsidiaries. Except as described below under “—Termination of Employment” and “—Adjustments,” the Administering Body does not have the authority to accelerate the vesting of an award of restricted stock. Unless unvested shares are forfeited in accordance with the terms of the underlying agreement, the holder will have full voting rights and the right to receive any and all distributions with respect to such shares of restricted stock.

Restricted Stock Units.   The Administering Body may place such restrictions as it deems appropriate on any restricted stock units awarded under the Amended and Restated Plan. In general, a restricted stock unit will vest proportionately in equal installments over a period of at least three years from the date of grant, subject to continued service during the period of restriction by the recipient as a director, employee or paid consultant of the Company or any of its subsidiaries. Except as described below under “—Termination of Employment” and “—Adjustments,” the Administering Body does not have the authority to accelerate the vesting of an award of any restricted stock units. No holder of a restricted stock unit will be deemed to be the holder of, or to have any of the rights with respect to, any shares of common stock subject to such restricted stock unit until the Company has issued the underlying shares of common stock and the holder’s name has been entered on the books of the Company. Thereupon, the holder has full voting and ownership rights with respect to such shares of common stock.

Stock Appreciation Rights.   SARs are an award granted with respect to a specified number of shares of common stock entitling the grantee to receive an amount equal to the excess of (i) the fair market value of a share of common stock on the date of exercise over (ii) the fair market value of a share of common stock on the date of grant of the SAR (the “Base Price”), multiplied by the number of shares of common stock with respect to which the SARs have been exercised at that price. The Administering Body does not have the authority to reduce the Base Price after the grant has been made. SARs may be granted in addition to any other award under the Amended and Restated Plan or in tandem with stock options. Subject to the provisions of the applicable award agreement, the Company may pay cash or issue shares of restricted or unrestricted common stock upon exercise of a SAR.

Eligibility.   Awards may be granted to directors, employees and paid consultants of the Company or its subsidiaries. However, only regular full-time employees of the Company or its subsidiaries are eligible to receive Incentive Stock Options. As of January 11, 2006, there were five officers, six directors, other than the CEO who is an officer and a director, and approximately 1,250 employees eligible to receive grants under the Amended and Restated Plan.

Termination of Employment.   If an employee awardholder retires as a result of normal retirement or his or her employment is terminated because of disability, each as defined in the Amended and Restated Plan, any stock options or SARs will be freely exercisable at any time within the remaining term of such award and any restricted stock and restricted stock units freely transferable, unless otherwise determined by the Administering Body at the time of grant. If a grantee dies, any stock option will be exercisable by such grantee’s estate or heir for its remaining term, but in no case for more than two years. If a holder of restricted stock or restricted stock units dies prior to the lapse of all applicable restrictions, any unvested portion of such award held by such person on the date of his death will be forfeited, unless otherwise determined by the Administering Body at the time of grant. Unless provided for otherwise in the agreement, if an awardholder ceases to be either a director, employee or paid consultant of the Company,

•       any unvested portion of any restricted stock or restricted stock units subject to such holders award will be forfeited as of the last date such person was either a director, employee or paid consultant of the Company or a Subsidiary; and

•       any stock options or SARs subject to such holders award will continue to be exercisable or transferable to the same extent as immediately prior to such cessation for a period of sixty days, whereupon any stock options or SARs will be terminated, unless such cessation was for Cause, as defined in the Amended and Restated Plan, in which case any such stock option or SAR will terminate ten days thereafter.

Adjustments.   In the event there is a change in the number of shares of outstanding common stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization or similar event, the Administering Body will proportionally adjust the number and kind of shares subject to the Amended and Restated Plan, the number and kind of shares then subject to unexercised options and SARs and outstanding awards of restricted stock and restricted stock units, as well as the exercise price or Base Price, as the case may be, of unexercised options and SARs. In the event of any merger, spin-off, split-off or other similar consolidation, reorganization or change affecting any class of stock of the Company (a “Merger Event”) subject to awards made under the Amended and Restated Plan, or any distribution other than normal cash dividends to holders of such stock, the Administering Body will make fair and equitable provision and adjustment with respect to all unexercised options or SARs and all then outstanding awards of restricted stock and restricted stock units to give proper effect to such event and preserve the value, rights and benefits of such options, SARs, restricted stock and restricted stock units. In the case of any Merger Event pursuant to which the Company is not the surviving corporation and pursuant to which the former holders of common stock do not hold more than a majority of the voting securities of the resulting entity immediately after each Merger Event, or in connection with any acquisition by any person of more than 50% of the outstanding shares of common stock, the Administering Body may provide that each option or SAR holder shall receive a cash payment, in exchange for and in cancellation of such option or SAR, equal to the difference (if positive) between the value of the per share consideration received by the holders of the stock in such Merger Event and the exercise or Base Price of such option or SAR, multiplied by the number of shares of common stock underlying such option or SAR. In addition, in the event of any Merger Event pursuant to which all of the outstanding common stock held by the stockholders of the Company is exchanged for any lawful consideration, all unvested and unexercisable options or SARs outstanding on the date on which stockholder approval of such Merger Event is obtained shall become fully vested and exercisable, and all restrictions then applicable to awards of restricted stock and restricted stock units outstanding on the date on which stockholder approval of the Merger Event is obtained will lapse and such awards will thereafter be fully vested and transferable.

Amendment; Termination.   The Board of Directors may amend the Amended and Restated Plan, subject to any required regulatory and shareholder approval, as well as suspend or terminate the Amended and Restated Plan, at any time. The Amended and Restated Plan, unless sooner terminated, will terminate on the tenth anniversary of its adoption by the Board of Directors but such termination will not affect any award theretofore granted.

Federal Income Tax Consequences

The following discussion is a general summary of the federal income tax consequences to the Company and the participants with respect to certain awards granted under the Amended and Restated Plan. This summary is based on the federal income tax laws that are in effect as of the date of this proxy statement, all of which are subject to change on a retroactive or prospective basis. The summary does not purport to be complete and does not discuss any tax consequences under state, local or foreign tax laws. In addition, the tax consequences to a participant may differ depending upon the participant’s individual circumstances. Each participant is encouraged to consult his or her own tax advisor with regard to tax consequences arising of participating in the Plan.

Nonstatutory Stock Options.   A recipient will generally not realize taxable income upon the grant of a nonstatutory option, nor will the Company then be entitled to any deductions at that time. If the shares that are received upon exercise of nonstatutory stock options are vested, or if the participant makes a Section 83(b) election with respect to unvested shares acquired upon exercise of a nonstatutory stock option, the participant will generally recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. If the shares received upon exercise of nonstatutory stock options are not vested and the participant does not make the Section 83(b) election, the participant will be taxed at ordinary income tax rates as those shares vest, and the amount of ordinary income for each such share will equal the excess of the fair market value of the share on the date the share vests over the exercise price paid for the share. The Company may be required to withhold taxes (including but not limited to employment and income taxes) on the ordinary income realized by an optionee as a result of the exercise of nonstatutory options. The holding period for the shares received upon the exercise of nonstatutory stock options generally will begin on the day after exercise, except that the holding period for shares that are not vested upon exercise and for which no Section 83(b) election is made will begin just after the shares become vested. Provided the shares received upon exercise of the nonstatutory stock option are held as a capital asset, upon the subsequent disposition of the shares, an optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the recipient’s basis for the shares. The recipient’s basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the nonstatutory stock option. Any capital gain or loss will be characterized as long-term or short-term, depending upon the holding period of the shares.

Incentive Stock Options.   No taxable income is recognized by a participant at the time of the grant of an incentive stock option (“ISO”). In addition, the participant will not recognize income for regular federal income tax purposes at the time of the exercise of an ISO. A participant may, however, be subject to alternative minimum tax upon the exercise of an ISO since the excess of the fair market value of the shares acquired upon the exercise of ISO (referred to throughout this proxy statement as the ISO Shares) over the exercise price must be included in “alternative minimum taxable income.”  A participant’s basis in the ISO Shares for regular federal income tax purposes will generally be the price paid upon the exercise of the ISOs. The Company  will not be entitled to a deduction at the time of the grant or the exercise of an ISO.

If a recipient sells the ISO Shares at any time within one year after the date the Company transfers those shares or within two years after the date the Company grants the incentive stock option (such a sale being referred to as a “Disqualifying Disposition”), then:

•       if the recipient’s sales price exceeds the price paid for the ISO Shares upon exercise of the ISO, the recipient will recognize a capital gain equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, and the recipient will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of shares on the date of exercise over the price paid for the ISO Shares upon exercise of the incentive stock option; or

•       if a recipient’s sales price is less than the price paid for the ISO Shares upon exercise of the incentive stock option, the recipient will recognize a capital loss equal to the excess of the price paid upon exercise of the ISO over the sales price of the ISO shares.

If the recipient sells the ISO Shares acquired upon exercise of an ISO at any time after the shares have been held for at least one year after the date the Company transfers the shares pursuant to the exercise of the ISO and at least two years after the date the Company grants the ISO, then the recipient will recognize capital gain or loss equal to the difference between the sales price and the price paid upon exercise of the ISO.

Stock Awards.   A participant who is awarded vested shares is required to recognize ordinary income in an amount equal to the excess of (i) the fair market value of the shares on the date the shares are granted to the participant over (ii) the purchase price (if any) paid for the shares. The tax consequences to a participant who is awarded unvested shares will generally be the same as the tax consequences to participants who acquire shares upon the exercise of a nonstatutory stock option. A recipient of a stock unit award will generally realize ordinary income upon the issuance of the shares of common stock underlying such stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and/or shares.

Stock Appreciation Rights.   The holder of an SAR will not recognize taxable income upon the receipt of the SAR. Upon exercise, the holder will generally realize ordinary income equal to the difference between the base price of the SAR and the then current value of the Company’s common stock.

Tax Effects for the Company.   The Company generally will be entitled to a deduction for federal income tax purposes equal to the amount of any ordinary income an optionee recognizes.

Miscellaneous Issues.   Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized in connection with any awards made under the Amended and Restated Plan. A recipient may be required to pay the withholding taxes to the Company or make other provisions satisfactory to the Company for the payment of the withholding taxes as a condition to the issuing of any common stock or the paying of any benefit under the Amended and Restated Plan. Whether or not such withholdings are required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income attributable to transactions involving awards under the Amended and Restated Plan.

Special rules will apply in cases where an optionee pays the exercise or purchase price of the option or applicable withholding tax obligations under the Amended and Restated Plan by delivering previously owned shares of common stock or by reducing the amount of shares otherwise issuable pursuant to the Amended and Restated Plan. The surrender or reduction of such shares of common stock will in specific circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired and may constitute a Disqualifying Disposition with respect to shares acquired upon exercise of an incentive stock option.

The preceding discussion is intended merely as a general presentation of United States federal income tax consequences related to certain awards issued under the Plan. As to the specific tax consequences to particular employees or other participants, the Company urges you to consult your tax advisor.

The Board of Directors recommends that stockholders vote “for” the amendment to the Amended and Restated Plan.

Proposal No. 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

At the Meeting, a vote will be taken on a proposal by the Board of Directors to ratify the selection of Deloitte & Touche LLP to act as independent public accountants of the Company for the fiscal year ending June 30, 2006. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal year ended June 30, 2001.

A representative of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote “for” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants.

Fees paid to Independent Public Accountants

The following table presents the aggregate fees billed by Deloitte & Touche LLP, the Company’s principal Independent Registered Public Accounting Firm, for services provided during fiscal years 2005 and 2004:

	2005(1)	2004
Audit fees	$1,233,871	$332,400
Audit-related fees(2)	112,550	154,218
Tax fees(3)	571,935	680,147
All other fees(4)	—	20,600
Total Fees	$1,918,356	$1,187,365

(1)          In connection with (i) the audit and preparation of the Company’s financial statements for the fiscal year ended June 30, 2005, (ii) the restatement and (iii) other tax fees, Deloitte & Touche LLP also billed the Company $2,258,755 in fees for the period from July 1, 2005 through December 31, 2005 consisting of the following:  Audit fees of $2,111,602; Audit-related fees of $45,565; and Tax fees of $101,588.

(2)          Consists primarily of fees paid for accounting and auditing consultation services, audits of the Company’s employee benefits plans and services related to Sarbanes-Oxley readiness.

(3)          Consists primarily of fees paid for tax compliance and preparation services and tax consultation relating to the acquisition or disposition of certain subsidiaries.

(4)          Consists primarily of fees paid for consultation regarding stock compensation and other matters.

The Audit Committee reviews and approves all services to be provided by Deloitte & Touche LLP. The Audit Committee has considered the effect of non-audit services provided by Deloitte & Touche LLP on Deloitte & Touche LLP’s independence, and does not believe that such independence has been impaired or otherwise compromised.

Pre-Approval Policy

Pursuant to the Audit Committee’s pre-approval policies and procedures for certain audit and non-audit services, the Company’s external auditor cannot be engaged to provide any audit and non-audit services to the Company unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. The audit, audit related, tax and other fees and services described above were pre-approved by the Audit Committee for 2005 and 2004.

Report of the Audit Committee

For the fiscal year ended June 30, 2005, the Audit Committee consisted of Messrs. André, Robbins and Verner and operated under a written charter previously adopted by the Board of Directors. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility with respect to the financial statements and the reporting process. The Company’s independent accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1.                The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.                The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communication with Public Audit Committees), among other things.

3.                The Audit Committee has received the written disclosures and the representations from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussion of the above information, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,
AUDIT COMMITTEE
David Robbins, Chairman
Jacques André
Stephen Race
Kevin Verner

EXECUTIVE COMPENSATION

Summary Compensation Table*

The following table sets forth the compensation paid or to be paid by the Company to the Named Executive officers for services rendered in all capacities to the Company during the fiscal years ended June 30, 2005, 2004 and 2003.

	Fiscal				Long-Term Compensation
	Year				Restricted		Securities	All
	Ended	Annual Compensation			Stock		Underlying	Other
Name &Principal Position	June 30,	Salary	Bonus		Awards(1)		Options(2)	Compensation(3)
Richard Haddrill(4)	2005	$701,077	$—		$2,073,718	(5)	430,000	$342,970	(6)
President and Chief	2004	—	—		6,469,835	(7)	600,000	60,000	(6)
Executive Officer	2003	—	—		—		50,000	10,000	(6)
Steven Des Champs	2005	240,000	20,000		—		100,000	7,634
Sr. Vice President, Chief	2004	237,308	116,000		—		25,000	5,996
Accounting and Chief Financial Officer	2003	227,308	192,500		—		22,500	5,387
Robert Saxton	2005	370,000	—		—		50,000	9,108
Executive Vice President and	2004	357,307	279,240		—		50,000	6,328
Treasurer	2003	333,000	350,000		—		50,000	5,700
Mark Lerner	2005	235,000	20,000		—		25,000	9,106
Sr. Vice President and	2004	232,308	94,000		—		25,000	6,307
General Counsel	2003	223,650	168,750		—		22,500	5,250
Robert Luciano	2005	250,000	50,000		—		600,000
Chief Technology Officer	2004	57,692	49,500		—
Robert Miodunski(8)	2005	250,000	500,000	(9)	—		—	284,290	(9)
Former Chief Executive	2004	478,846	465,000		—		100,000	6,375
Officer	2003	450,000	522,000		—		100,000	5,500

*                     As used in the tables provided under the caption “Executive Compensation,” the character “ — ” is used to represent zero.

(1)           Constitutes grants of Restricted Stock Units (“RSUs”). Per the requirements of Regulation S-K item 402(b)(2)(iv)(A), dollar value calculated by multiplying the closing market price of the Company’s common stock on the date of grant by the number of shares awarded. The closing price of the Company’s common stock on December 22, 2004 and June 30, 2004, the dates of grant, were $13.25 and $17.16, respectively. See footnotes 5 and 7 below regarding the terms of the RSU grants.

(2)           All grants made pursuant to the Company’s Amended and Restated 2001 Long Term Incentive Plan.

(3)           Unless indicated otherwise, “All Other Compensation” represents contributions made by the Company to the Company’s 401(k) Plan.

(4)           Mr. Haddrill began serving as the Company’s President and Chief Executive Officer on October 1, 2004.

(5)           On December 22, 2004, the Company issued to Mr. Haddrill 156,507 RSUs. The number of RSUs granted was determined by dividing $1,900,000 by the average per share closing price of the Company’s common stock on the NYSE for the 20 business days prior to the date of grant. The 156,507 RSUs had an aggregate value of $2,194,228.14 on June 30, 2005, based on the per share closing price of the Company’s common stock on the NYSE of $14.02. In accordance with the Haddrill Agreement (discussed below), the vesting of 50% of the award was accelerated to October 1, 2005, as a result of the Board of Director’s determination that the Company achieved certain strategic and/or financial objectives for the nine month period ending on October 1, 2005 (see “—Report on Executive Compensation—Chief Executive Officer Compensation” below). In addition, the vesting of the remaining 50% is subject to acceleration as of October 1, 2006. Vested RSUs represents Mr. Haddrill’s right to receive an equivalent number of shares of common stock as follows:  (i) 75% of the shares of common stock represented by the vested RSUs shall be issued to Mr. Haddrill (1) on the later of (a) October 1, 2007 or (b) the first date on which such payment or any portion thereof is no longer subject to the limits of

Section 162(m) of the Internal Revenue Code (the “Code”) in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, or (2) in the event that Mr. Haddrill’s employment with the Company is terminated prior to October 1, 2007, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, and (ii) 25% of the shares of common stock represented by the vested RSUs shall be issued to Mr. Haddrill (1) on the later of (a) October 1, 2008 or (b) the first date on which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, or (2) in the event that Mr. Haddrill’s employment with the Company is terminated prior to October 1, 2008, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable.  No dividends will be paid on the RSUs unless and until the underlying shares of common stock have been issued in Mr. Haddrill’s name as described above. Except as described below under “—Employment and Severance Arrangements—Haddrill Agreement,” all unvested RSUs shall be immediately forfeited if Mr. Haddrill ceases to serve as the Company’s Chief Executive Officer.

(6)           Amount represents $337,136 paid in moving and relocation expenses and $5,654 in contributions made by the Company to the Company’s 401(k) Plan. Prior to his appointment as Chief Executive Officer, Mr. Haddrill received compensation as a board member totaling $60,000 and $10,000 for the fiscal years ended June 30, 2004 and 2003, respectively.

(7)           On June 30, 2004, the Company issued to Mr. Haddrill 377,030 RSUs. The number of RSUs granted was determined by dividing $6,500,000 by the average per share closing price of the Company’s common stock on the NYSE for the 20 business days prior to the date of grant. The 377,030 RSUs had an aggregate value of $5,285,960.60 on June 30, 2005, based on the per share closing price of the Company’s common stock on the NYSE of $14.02. The RSUs vest in one-third equal installments on each of October 1, 2005, October 1, 2006 and October 1, 2007 provided that Mr. Haddrill is continuously employed by the Company as Chief Executive Officer until each such vesting date, except as otherwise provided in Mr. Haddrill’s employment agreement, as described below under “—Employment and Severance Arrangements—Haddrill Employment Agreement.”  Vested RSUs represents Mr. Haddrill’s right to receive an equivalent number of shares of common stock as follows:  (i) 75% of the shares represented by the vested RSUs shall be issued to Mr. Haddrill (1) on the later of (a) October 1, 2007 or (b) the first date on which such payment or any portion thereof is no longer subject to the limits of section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, or (2) in the event that the Haddrill Agreement is terminated, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, and (ii) 25% of the shares represented by the vested RSUs shall be issued to Mr. Haddrill (1) on the later of (a) October 1, 2008 or (b) the first date on which such payment or any portion thereof is no longer subject to the limits of section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable, or (2) in the event that the Haddrill Agreement is terminated, on the first date in which such payment or any portion thereof is no longer subject to the limits of Section 162(m) of the Code in which case that portion of the payment that is no longer subject to such limits shall be issued to Mr. Haddrill at the time such limits become inapplicable. No dividends will be paid on the RSUs unless and until the underlying shares of common stock have been issued in Mr. Haddrill’s name. Except as described below under “—Employment and Severance Arrangements—Haddrill Employment Agreement,” all unvested RSUs shall be immediately forfeited if Mr. Haddrill ceases to serve as the Company’s Chief Executive Officer.

(8)           Mr. Miodunski resigned as President and Chief Executive Officer of the Company effective as of September 30, 2004, pursuant to the Separation and Consulting Agreement dated as of June 30, 2004, described below under “—Employment and Severance Agreements—Miodunski Separation and Consulting Agreement.”

(9)           Amount represents $250,000 paid pursuant to Mr. Miodunski’s Separation and Consulting Agreement described below under “—Employment and Severance Agreements—Miodunski Separation and Consulting Agreement,” $5,769 in contributions made by the Company to the Company’s 401(k) Plan, and $28,521 which was paid for accrued vacation.

Employment and Severance Arrangements

Haddrill Employment Agreement.   On June 30, 2004, Mr. Haddrill and the Company entered into an employment agreement (the “Haddrill Agreement”), pursuant to which Mr. Haddrill began serving as the Company’s Chief Executive Officer as of October 1, 2004. The term of the Haddrill Agreement continues until October 1, 2007, unless earlier terminated or extended, as provided for in the Haddrill Agreement. Mr. Haddrill receives a base annual salary of $980,000, participation in the Company’s benefit programs for corporate officers and other perquisites. If Mr. Haddrill’s employment is terminated by the Company without cause or by Mr. Haddrill for good cause (as defined in the Haddrill Agreement), Mr. Haddrill will receive severance pay in an amount equal to his base salary for one year from the date of termination or until the expiration of the term of the Haddrill Agreement, whichever occurs first. Further, Mr. Haddrill shall be entitled to retain the rights granted under the RSUs, provided that the vesting of the RSUs shall be pro rated through the twelve-month period following the month in which the termination occurs, and the sales restrictions on the stock options granted pursuant to the Haddrill Agreement shall lapse as to a pro rata portion of such options through the date of termination. Upon a Change in Control of the Company, as defined in the Haddrill Agreement, Mr. Haddrill will receive a payment of $980,000 and will be entitled to retain all of the RSUs and stock options granted pursuant to the Haddrill Agreement, all of which will vest immediately upon the Change in Control, and the sale restrictions on the stock options will immediately lapse. The Haddrill Agreement also contains certain non-compete provisions.

The Haddrill Agreement was amended as of December 22, 2004. The December 22, 2004 amendment provided for, among other things, a grant of an additional 300,000 stock options and $1,900,000 in RSUs.

The Haddrill Agreement, as amended, was amended for a second time, effective as of June 13, 2005 (the “Second Amendment”). The Second Amendment documented the terms and conditions of the acceleration of Mr. Haddrill’s stock options approved by the Board of Directors on June 13, 2005, as described below under “—Acceleration of Option Vesting,” and clarified the terms of Mr. Haddrill’s RSUs to comply with Section 409A of the Internal Revenue Code.

Miodunski Separation and Consulting Agreement.   On June 30, 2004, Mr. Miodunski and the Company entered into a Separation and Consulting Agreement pursuant to which Mr. Miodunski resigned as President and Chief Executive Officer effective September 30, 2004. Pursuant to the agreement, Mr. Miodunski received a $1,000,000 bonus for the successful sale of United Coin, $500,000 of which was paid in July 2004 and $500,000 which is payable in twenty-four monthly installments beginning January 1, 2005. In addition, pursuant to the agreement, Mr. Miodunski will receive $250,000 annually for services as a consultant to the Board of Directors for a period of four years.

Des Champs Employment Agreement.   On January 28, 2000, Mr. Des Champs and the Company entered into a letter agreement which generally provides for a base salary, which is currently set at $290,000 per year, participation in the Company’s compensation programs for corporate officers, participation in the Company’s cash bonus program at amounts determined by the Board of Directors and severance benefits of six months’ base salary if Mr. Des Champs is terminated without cause, including as a result of or subsequent to a change in control.

Lerner Employment Agreement.   On August 15, 2000, Mr. Lerner and the Company entered into a letter agreement which generally provides for a base salary, which is currently set at $235,000 per year, participation in the Company’s compensation programs for corporate officers, participation in the Company’s cash bonus program at amounts determined by the Board of Directors and severance benefits of six months’ base salary if Mr. Lerner is terminated without cause, including as a result of or subsequent to a change in control.

Luciano Employment Agreement.   On March 2, 2004, Mr. Luciano and the Company entered into a letter agreement which generally provides for a base salary, which is currently set at $250,000 per year, an annual bonus of $50,000, participation in Bally’s Management Incentive Program (“MIP”) at the business unit head level in an amount determined by the Board of Directors, and if Mr. Luciano is terminated without cause, severance benefits under the MIP in an amount determined by annualizing the amount Mr. Luciano would have received in respect of the number of full months served in the fiscal year in which Mr. Luciano is terminated.

On April 13, 2005, Mr. Luciano and the Company entered into an amendment to the letter agreement providing for, among other things, the grant of 600,000 stock options on July 1, 2005. The amendment also provides that if Mr. Luciano is terminated without cause, any stock options granted to Mr. Luciano that have vested at the time of termination shall remain outstanding and exercisable until the first anniversary of the date of termination, but in no event beyond the original term of such options.

Option/SAR Grants in Last Fiscal Year

The following table relates to options granted to the Named Executive Officers during the fiscal year ended June 30, 2005.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (a)
Name	Number of Securities Underlying Options /SARS Granted		% of Total Options/SARS Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	5%	10%
Richard Haddrill	35,000	(b)	0.92%	$14.77	6/13/15	325,108	823,886
	95,000	(c)	2.50%	17.16	10/27/14	—	653,979
	300,000	(d)	7.88%	13.35	12/22/14	2,518,723	6,382,939
Steven Des Champs	25,000	(e)	0.66%	13.86	8/17/14	217,912	552,232
	75,000	(e)	1.97%	11.16	1/18/15	526,385	1,333,963
Robert Saxton	50,000	(e)	1.31%	13.86	8/17/14	435,825	1,104,464
	40,000	(f)	1.05%	11.29	3/04/15	284,009	719,734
Mark Lerner	25,000	(e)	0.66%	13.86	8/17/14	217,912	552,232
Robert Luciano	600,000	(g)	15.75%	11.16	1/18/15	4,211,079	10,671,700
Robert Miodunski	—		—	—	—	—	—

(a)           Amounts shown in these columns are derived by multiplying the exercise price by the annual appreciation rates shown (compounded for the term of the options), multiplying this product by the number of shares of common stock covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5 percent and 10 percent rates set by the SEC, and are not intended to forecast possible future appreciation, if any, of the price of a share of common stock.

(b)          On June 13, 2005 each director of the Company received a grant of 35,000 fully vested options at an exercise price of $14.77 per share of common stock.

(c)           On June 13, 2005 the Company accelerated the vesting of these options such that they were fully vested as of June 13, 2005. See “—Employment and Severance Arrangements—Haddrill Employment Agreement” above and “—Acceleration of Option Vesting” below.

(d)          Options vest as follows:  (i) 200,000 in one-third equal installments on each of October 1, 2005, October 1, 2006 and October 1, 2007 provided that Mr. Haddrill is continuously employed by the Company as Chief Executive Officer until each such vesting date, (ii) 100,000 on October 1, 2007 provided that Mr. Haddrill is continuously employed by the Company as Chief Executive Officer through such date, each except as otherwise provided in Mr. Haddrill’s employment agreement, as described above under “—Employment and Severance Arrangements—Haddrill Employment Agreement.”

(e)           Options vest in three equal installments on the first, second and third anniversaries of the date of grant.

(f)             Options vest in two equal installments on the first and second anniversaries of the date of grant.

(g)           Options vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table reflects the options exercised during the fiscal year ended as of, and outstanding options held by the Named Executive Officers at, June 30, 2005:

			Number of nexercised Options at June 30, 2005		Value of Unexercised In-the-Money Options at June 30, 2005 (a)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard Haddrill	—	—	780,000	300,000	$—	$201,000
Steven Des Champs	—	—	47,503	100,000	2,026	218,500
Robert Saxton	20,004	$115,073	133,335	90,000	9,000	117,200
Mark Lerner	—	—	47,503	25,000	2,026	4,000
Robert Luciano	—	—	—	600,000	—	1,716,000
Robert Miodunski	—	—	200,008	—	9,002	—

(a)           Represents the amount by which the market value of the underlying stock at June 30, 2005 ($14.02 per share) exceeds the aggregate exercise price of the options.

Acceleration of Option Vesting

On June 13, 2005, the Board of Directors approved a resolution accelerating the vesting and exerciseability of all outstanding, unvested stock options granted to employees with an exercise price equal to or greater than $15.00 per share. This accelerated vesting affected options for approximately 2,400,000 shares of the Company’s common stock, including an aggregate of 500,000 options granted to Mr. Haddrill pursuant to the Haddrill Agreement. All performance-based vesting criteria were also eliminated with respect to such 500,000 options of Mr. Haddrill. Sales of the shares of common stock acquired upon exercise of any such options referenced above are restricted in a manner such that the sales restrictions parallel the vesting requirements previously applicable to such options. The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in the Company’s future statements of operations upon the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS No. 123R”), effective on July 1, 2005.  Because the options subject to the acceleration vesting were “underwater,” the Company believes that these options may not be offering a sufficient incentive to employees when compared to the potential future compensation expense that the Company would incur under SFAS No. 123R.

Certain Relationships and Related Transactions

Mr. Kirschbaum, a director of the Company, is the sole stockholder, director and officer of KIC, which, effective July 1, 2004, was party to an Advisory Services Agreement with the Company which calls for the Company to pay KIC $600,000 annually for advisory and related services for a period of three and one-half years.

In December 2004, the Company settled the earn out related to the acquisition of SDG (the “Earn Out”) with the former shareholders of SDG for an aggregate amount of $40 million consisting of a one-time cash payment of $12.0 million and the issuance of $28.0 million in subordinated debt. Mr. Luciano, the Company’s Chief Technology Officer, was the primary shareholder of SDG. Mr. Luciano received approximately $7.4 million in cash and $17.2 million in subordinated debt in connection with the settlement. On June 28, 2005, the Company converted an aggregate of $14.0 million in subordinated debt and accrued interest thereon into approximately 1.0 million shares of common stock. Mr. Luciano received 881,841 of the approximately 1.0 million shares of common stock  The remaining $14.0 million in subordinated debt payable in connection with the settlement to the former SDG shareholders, including Mr. Luciano, is payable in annual installments through 2009. At the Company’s discretion, the note principal and accrued interest thereon can be paid in cash, or can be converted into shares of the Company’s common stock using the average stock price for the 20 business days prior to the delivery of such shares.

As previously disclosed, pursuant to the terms of their former employment agreements, Mr. DiCesare and Mr. Kirschbaum, directors of the Company, each received a payment of $300,000 in connection with the closing of the Company’s acquisition of SDG in March of 2004. In December 2004, the Company increased these payments by $155,000 in connection with the settlement of the Earn Out. The former employment agreements expired in June 30, 2004; however, because the SDG transaction was consummated while the former employment agreements were in effect, these increased payments became due upon settlement of the Earn Out, which had the effect of increasing the aggregate value of the SDG transaction.

The Company also leases a warehouse and office facility from an entity owned by Mr. Luciano. Rental payments for the fiscal years ended June 30, 2005 and 2004 totaled $412,000 and $103,000, respectively.

Report on Executive Compensation

As of the end of the fiscal year ended June 30, 2005, the Compensation Committee consisted of Messrs. Jacques André, David Robbins and Kevin Verner, each of whom is an independent director. The composition of the Compensation Committee was changed as of October 27, 2004, to comply with the corporate governance requirements of the NYSE with respect to the independence of Compensation Committee members. The Compensation Committee’s duties and responsibilities are set forth in a formal charter adopted by the Board of Directors and include, among others things:

•       Review and approve executive compensation philosophy.

•       Approve all executive compensation plans and structures.

•       Approve annual and long-term incentive performance metrics, as well as determine and approve payouts.

•       Approve compensation for the Company’s management executive committee, consisting of certain members of senior management, as well as senior management of the Company’s subsidiaries.

•       Approve plan payouts to the members of the management executive committee that are outside of approved parameters.

•       Recommend approval for all management incentive plans, including stock options, to the Board of Directors, and approve new change-in-control or special retention plans.

•       Approve bonus criteria, incentives, including stock options and payouts for employee-directors.

General Compensation Philosophy.   The Compensation Committee’s general philosophy has been, and continues to be, providing a compensation package to attract and retain the most highly qualified executive officers while providing incentives to create stockholder value. To accomplish this objective, the Compensation Committee varies total cash compensation based on the Company’s performance in achieving the financial and non-financial objectives, and aligns long-term incentive compensation closely with the stockholder’s interests. However, the Compensation Committee believes that it will continue to be constrained by competitive factors as there continues to be demand from competing businesses to attract and retain management talent of the type the Company desires to recruit.

The Compensation Committee believes as a general matter, but particularly with respect to senior executive officers, that the most effective method of compensation, and the method that most closely aligns management’s interest with those of the Company’s stockholders, is long-term compensation tied to the creation of stockholder value. Thus, it has been the Company’s policy where feasible and consistent with competitive market conditions, and unless otherwise obligated by contract, to attempt to limit base cash compensation while providing incentives for management to increase stockholder value. The Company hopes to achieve this goal of focusing on long-term compensation through the use of stock options and, where appropriate, restricted stock and restricted stock units. The Compensation Committee believes this compensation philosophy has the greatest probability of achieving significant returns to stockholders.

Pearl Meyer & Partners, a Clark Consulting Practice, has also been retained to advise the Compensation Committee on matters relating to executive compensation. Pearl Meyer & Partners was engaged by and reports directly to the Compensation Committee.

Base Salaries.   Base salary levels are the fixed portion of an executive’s compensation package. The Compensation Committee annually reviews and determines the base salaries of members of senior management, except as limited by contractual obligation. Where adjustable, salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, and the Company’s overall annual budget for merit increases and the executive’s individual performance. In each case, the Compensation Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. However, the Company’s compensation formulas for certain executives’ salaries during the fiscal year ended June 30, 2005, were largely determined based on pre-existing contractual arrangements in place from the previous fiscal periods.

Bonuses.   Annual performance bonuses are tied to the Company’s overall performance, as well as the performance of each executive and of his or her area of responsibility. The Compensation Committee sets certain financial and operational objectives that are designed to promote key Company initiatives, such as achievement of specific strategic, operational or financial tasks or targets, including Business Unit performance, operating income and EPS, which the Board of Directors believes will result in increases in stockholder value. As a result of the Company’s performance on many of these metrics during fiscal year 2005, the Company did not pay any cash bonuses for the fiscal year ended June 30, 2005, other than as contractually obligated with respect to one executive officer and bonuses paid to two executive officers early in fiscal 2005 in connection with a transaction occurring in fiscal 2004.

Long-Term Compensation.   Long-term compensation is provided by stock options and, from time to time when appropriate, restricted stock or restricted stock units. The Compensation Committee believes that long-term compensation tied to stockholder value should constitute a significant portion of an executive’s compensation as options are intended to provide long-term compensation specifically tied to increases in the price of the Company’s common stock. Options are granted at the market price of the Company’s common stock on the date of grant, and provide compensation only to the extent the market price of the common stock increases between the date of grant and the date the option is exercised. Restricted stock and restricted stock units also tie compensation to the long term appreciation of the

Company’s common stock by restricting the holders’ ability to receive and/or dispose of the related shares of common stock.

The total number of options granted in each year, which may vary, is tied to a number of factors including, but not limited to, overall Company performance, individual performance of the executive, and competitive and retention considerations.

The Compensation Committee continues to review its overall long-term incentive structure in light of the shifting competitive and regulatory environment. The Compensation Committee, with input from senior management and outside consultants, may decide to make changes to the long-term compensation program in the future.

401(k) Plan.   The Company offers a 401(k) plan. Employees are eligible to participate after completion of six months of service. Employees may defer from 1% to 25% of eligible earnings up to the IRS maximum of $14,000 for 2005. Participating employees who have attained age 50 are allowed to contribute an extra $4,000 in the 401(k) plan as “catch-up” contributions. Employee contributions are 100% vested. Participants hired before November 1, 2001, are 100% vested in both employee and employer contributions. For participants hired on or after November 1, 2001, employer-matching contributions become vested based on a five-year vesting schedule, to vest 20% per year, for each year of service. The Company, on a discretionary basis, may make matching contributions at the end of each quarter. Matching contributions may be made each pay period in lieu of each quarter. The current match is 50% of the participant’s contribution up to 6% of employee compensation. Alliance Gaming Corporation may make a discretionary Profit Sharing contribution to the 401(k) plan each year.

Chief Executive Officer Compensation.   Effective as of September 30, 2004, Mr. Miodunski resigned as President and Chief Executive Officer of the Company, at which time Mr. Haddrill assumed responsibility for both positions. On June 30, 2004, Mr. Haddrill and the Company entered into the Haddrill Agreement pursuant to which Mr. Haddrill began serving as the Company’s Chief Executive Officer as of October 1, 2004. Mr. Haddrill’s annual salary as President and Chief Executive Officer is $980,000, as provided for in the Haddrill Agreement. Mr. Haddrill’s contract does not provide for an annual cash bonus; therefore, Mr. Haddrill did not receive a cash bonus for fiscal year 2005. Additionally, during fiscal year 2005 Mr. Haddrill was awarded a stock option grant covering 430,000 shares of common stock which vest as set forth under “—Option/SAR Grants in Last Fiscal Year.” Of the 430,000 shares, vesting of 95,000 was accelerated as described below under “—Acceleration of Option Vesting.”  Mr. Haddrill was also granted $1,900,000 in restricted stock during fiscal year 2005 pursuant to the Haddrill Agreement which vest on October 1, 2010; provided, however, that the vesting will be accelerated to 50% of the total award on each of October 1, 2005, and October 1, 2006, if the Company attains certain strategic and/or financial measures, which are to be mutually agreed to by the Board of Directors and Mr. Haddrill. Measures established for the first 50% addressed the near-term and longer-term strategic positioning of the Company’s technology platforms, game content and human and financial assets. The Board of Directors has determined that Mr. Haddrill achieved these objectives, and the first 50% have accordingly accelerated as of October 1, 2005.

Pursuant to his employment agreement and his Separation and Consulting Agreement, Mr. Miodunski received a salary of $250,000 during fiscal year 2005 through December 31, 2004, including the three months of fiscal year 2005 that he served as President and Chief Executive Officer. Mr. Miodunski did not receive a bonus for fiscal year 2005 in respect of his service as President and Chief Executive Officer; however, pursuant to the terms of his Separation and Consulting Agreement, Mr. Miodunski received a bonus of $1,000,000 for the successful sale of United Coin on June 30, 2004, $500,000 of which was paid in July 2004 and $500,000 of which is payable in twenty-four monthly installments beginning January 1, 2005. In addition, pursuant to the Separation and Consulting

Agreement, Mr. Miodunski will receive $250,000 annually for services as a consultant to the Board of Directors for four years.

Acceleration of Option Vesting.   On June 13, 2005, the Board of Directors approved a resolution accelerating the vesting and exerciseability of all outstanding, unvested stock options granted to employees with an exercise price equal to or greater than $15.00 per share. This accelerated vesting will affect options for approximately 2,400,000 shares of the Company’s common stock, including an aggregate of 500,000 options held by Mr. Haddrill. All performance-based vesting criteria were also eliminated with respect to the 500,000 options held by Mr. Haddrill. In order to prevent unintended personal benefits to individuals resulting from the accelerated vesting of options, sales of the shares of the Company’s common stock acquired upon exercise of any such options referenced above will be restricted in a manner such that the sales restrictions parallel the vesting requirements previously applicable to such options. The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in the Company’s future income statements upon the Company’s adoption of SFAS No. 123R effective on July 1, 2005. Because the option subject to the acceleration vesting were “underwater”, the Company believes that these options may not be offering a sufficient incentive to employees when compared to the potential future compensation expense that the Company would incur under SFAS No. 123R.

Deductibility of Compensation Under Internal Revenue Code Section 162(m).   Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”) places a limit of $1,000,000 on the amount of compensation that Alliance may deduct in any one year with respect to its CEO and each of the next four most highly compensated executive officers. If the Company were to seek and obtain approval from stockholders for certain performance-based compensation, then such compensation would not be subject to the deduction limitation.

Respectfully submitted,

COMPENSATION COMMITTEE

Kevin Verner, Chairman
Jacques André
David Robbins

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2005, Messrs. André, Haddrill, Kirschbaum, Robbins and Verner served on the Compensation Committee of the Board of Directors. Effective October 27, 2005, in response to the new requirements for the Compensation Committee to consist of only independent board members, the composition of the committee was changed to be comprised of Messrs. André, Robbins and Verner. Mr. Haddrill began serving as the Company’s President and Chief Executive Officer on September 30, 2004. Mr. Kirschbaum is the sole stockholder, director and officer of KIC, which, effective July 1, 2004, was party to an Advisory Services Agreement with the Company pursuant to which the Company pays KIC $600,000 annually for advisory and related services for a period of three and one-half years.

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return on its common stock for the five years ending June 30, 2005, with cumulative total return, assuming reinvestment of dividends, of (i) the S&P 500, (ii) the Russell 2000 and (iii) an index of peer companies the Company believes are comparable in terms of their lines of business. The company peer group consists of IGT, Progressive Gaming International Corporation, Shuffle Master and WMS Gaming. The presentation assumes a $100 investment on June 30, 2000, the last trading day prior to the end of the Company’s 2000 fiscal year. The Company has not paid any dividends during the applicable period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Comparison of 60 Month Cumulative Return

	6/00	6/01	6/02	6/03	6/04	6/05
AGI	$100	$1,610.70	$2,047.58	$3,102.54	$2,815.42	$2,300.45
S&P 500	100	85.10	69.85	70.03	83.41	88.68
Russell 200	100	100.60	91.93	90.42	120.59	131.98
Peer group	100	230.40	186.35	329.34	513.72	410.87

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. These individuals are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended June 30, 2005, except that (i) on October 18, 2005, a Form 3 was filed on behalf of Mr. Ramesh Srinivasan, an executive officer of Bally Gaming, reporting Mr. Srinivasan’s ownership of 11,000 shares of common stock, 1,000 shares of restricted stock, and options to purchase 300,000 shares of common stock on March 9, 2005, and (ii) on July 27, 2005, a Form 3 and Form 4 were filed on behalf of Stephen M. Race, a director, reporting Mr. Race’s appointment to the Board of Directors on June 30, 2005 and the award of stock options to purchase 50,000 shares of common stock in connection therewith, respectively.

CODE OF ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Company has adopted an updated code of ethics and business conduct for its chief executive, chief financial and principal accounting officers, as well as its directors (the “Code of Ethics”), and corporate governance guidelines. In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons therefor on its website. The full text of the Code of Ethics and corporate governance guidelines are available on the Company’s website www.alliancegaming.com by following links to “Investor Relations” and “Governance” or upon written request to the Company, as set forth under “Additional Information.”

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

Stockholder Proposals for the 2006 Annual Meeting of Stockholders

Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders, proposals must be received no later than October 2, 2006. Pursuant to the Company’s Bylaws, for a stockholder proposal to be considered at the 2006 Annual Meeting of Stockholders, written notice of any such proposal must be received no sooner than December 1, 2006, but not later than December 31, 2006. Proposals and written notice thereof should be sent to 6601 South Bermuda Road, Las Vegas, Nevada 89119, Attention:  Corporate Secretary. Should the Company move the date of the 2006 Annual Meeting of Stockholders more than 30 days from the one year anniversary of the Meeting, the Company will revise and publicly disclose the deadlines set forth above accordingly.

Stockholder Nominations for Director

The Nominating and Corporate Governance Committee will consider stockholder nominations of candidates for director if timely written notice is received by the Company as set forth above under “—Stockholder Proposals for the 2006 Annual Meeting of Stockholders” with respect to notice of proposals to be considered at the 2006 Annual Meeting of Stockholders. Notices of stockholder nominations must include (1) as to each person the stockholder proposes to nominate for election, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (2) as to the stockholder giving notice of such nomination, (i) the name and address of such stockholder as set forth on the books of the Company, and (ii) the class and number of shares of common stock which are owned beneficially and of record by such stockholder.

ADDITIONAL INFORMATION

The Company undertakes to provide any person without charge a copy of any of the documents referenced in this Proxy Statement as being available upon written request, including the respective charters of the Nominating and Corporate Governance, Compensation and Audit Committees, the Code of Ethics and the Corporate Governance Guidelines, upon receipt of such a written request indicating which document is being requested. Requests should be addressed to: Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Meeting. However, if any other matter that may properly be acted upon properly comes before the Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

You are urged to sign, date and return the enclosed proxy card in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Lerner
Senior Vice President, General Counsel and Secretary

Appendix A

Independence Guidelines

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

(i)    The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii)   The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)  (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. However, for the purposes of applying the look-back provisions discussed above, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

A-1

Appendix B

Audit Committee Charter

1.                 Members. The Audit Committee shall consist of three or more members who shall be appointed by and serve at the pleasure of the Board of Directors. Each member must be a director who meets the New York Stock Exchange standards of independence for directors and audit committee members, as determined by the Board. Each member must be financially literate, as determined by the board. In addition, at least one member of the Committee must be a financial expert in accordance with Securities and Exchange Commission rules, as determined by the Board. The Board shall designate one member as the Committee’s chair.

2.                 Purpose, Duties, and Responsibilities.

a.                 The purposes of the Audit Committee shall include the following:

i.                    To represent and assist the Board of Directors in discharging its oversight responsibility relating to:

(1)          The accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements;

(2)          The surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements;

(3)          The outside auditor’s qualifications and independence; and

(4)          The performance of the Company’s internal audit function and the Company’s outside auditor; and

ii.                To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

b.                The Audit Committee shall have the authority and responsibility to:

i.                    Appoint, compensate, oversee, evaluate, and, when appropriate, terminate the outside auditor, which shall report directly to the Audit Committee.

ii.                Obtain and review, at least annually, a report by the outside auditor describing:

(1)          The outside auditor’s internal quality-control procedures; and

(2)          Any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

iii.            Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

iv.              Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company and any other relationships that may adversely affect the independence of the auditor.

v. Review and discuss with the outside auditor:

(1)          The scope of the audit, the results of the annual audit examination by the auditor, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; and

(2)          Any reports of the outside auditor with respect to interim periods.

vi.              Review and discuss with management and the outside auditor the audited annual and quarterly financial statements of the Company, including:

(1)          An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

(2)          The Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and

(3)          Major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

vii.          Recommend to the Board, based on the review and discussion described in paragraphs 2.b.iv, 2.b.v, and 2.b.vi, whether the financial statements should be included in the annual report on Form 10-K.

viii.      Review and advise management regarding the appointment, compensation, oversight, and, when appropriate, termination of the principal internal auditor of the company.

ix.              Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the outside auditor or management.

x.                  Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

xi.              Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

xii.          Review and discuss earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

xiii.      Review and discuss the Company’s practices with respect to risk assessment and risk management.

xiv.        Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct and programs to monitor compliance with such codes.

xv.            Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

xvi.        Establish policies for hiring employees and former employees of the outside auditor.

xvii.    Report Committee actions to the Board.

xviii. Evaluate the performance of the Committee annually and assess the adequacy of its charter.

xix.        Perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board or the Board Chairman.

xx.            To the extent permitted by applicable law, appoint one or more subcommittees composed of one or more members and delegate any of its duties and responsibilities to such subcommittees, as the Committee may from time to time deem appropriate.

xxi.        To the extent permitted by applicable law, delegate any of its duties and responsibilities to officers of the company or other key company management personnel, as the Committee may from time to time deem appropriate.

xxii.    Retain, consult with, and seek advice from appropriate management personnel, outside consultants, auditors, actuaries, investment managers, or attorneys, on any of its duties and responsibilities, as the Committee may from time to time deem appropriate. The Committee shall have sole authority to retain and terminate any of the foregoing, including sole authority to approve fees and other retention terms.

3.                 Meetings. The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine. The Committee shall meet separately in executive sessions, periodically, with management, the principal internal auditor of the Company, and the outside auditor. The Committee shall report to the full Board with respect to each meeting and shall make such reports to shareholders as are required by applicable regulations or as are deemed advisable in the Committee’s judgment. A majority of the members of the Audit Committee shall constitute a quorum.

ALLIANCE GAMING CORPORATION

6601 South Bermuda Road

Las Vegas, NV 89119

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD DIRECTORS

The undersigned hereby appoints Mark Lerner and Steven Des Champs as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Sock of Alliance Gaming Corporation held of record by the undersigned on January 25, 2006, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 6601 South Bermuda Road, Las Vages, Nevada, on March 6, 2006, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIANCE GAMING CORPORATION

March 6, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR	AGAINST	ABSTAIN
1. Election of Directors:	2.	To approve an amendment to the Company’s	☐	☐	☐
Restated Articles of Incorporation, as amended,
☐	FOR ALL NOMINEES	NOMINEES:	to change the Company’s name to Bally
Joel Kirschbaum	Technologies, Inc.
Kevin Verner
3.	To approve an amendment to the Company’s	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Amended and Restated 2001 Long Term
Incentive Plan, as amended to increase the number of shares of Alliance common stock issuable thereunder by ______ shares.
☐	FOR ALL EXCEPT (See instructions below)

4.	To ratify the appointment of the firm of Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal	☐	☐	☐

year ending June 30, 2006.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH
PROPOSAL.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.